Exhibit 2.1

PURCHASE AND SALE AGREEMENT BETWEEN

EAGLE OIL & GAS CO., EAGLE WOLFBONE ENERGY PARTNERS, L.P., EAGLE
OIL & GAS PARTNERS, L.L.C., CHEYENNE PETROLEUM COMPANY, AND
MITHRAIL HOLDINGS, L.L.C.

AS SELLER

AND

COMSTOCK OIL & GAS, LP

AS BUYER

Defined Terms Index

Accounting Statement	35
Additional Leases	6
Aggregate Deductible	14
Agreed Imbalance	35
Agreement	1
Allocated Values	7
Assets	1
Assignment	30
Assumed Obligations	41
Base Leases	1
Base Price	7
Base Price Adjustments	30
Business Days	8
Buyer	1
Buyer Indemnitees	42
Buyer’s Environmental Consultant	17
Buyer’s Environmental Review	17
CERCLA	18
Claim	4
Closing	29
Closing Date	29
Contracts	3
Defensible Title	8
Deposit	7
Disputes	45
Documents	47
Easements	2
Effective Time	7
Environmental Contaminants	18
Environmental Defect	18
Environmental Defect Value	19
Environmental Information	18
Environmental Laws	19
Equipment	3
Escrow Account	7
Escrow Agent	7
Escrow Agreement	7
Examination Period	8
Exchange Property	28
Excluded Assets	4
Final Settlement Date	35
Final Statement	36
Governmental Authority	3
Holdback Amount	7

Hydrocarbons	2
Indemnified Party	42
Indemnitor	42
Independent Expert	46
Intangible Rights	4
Leased Acreage	1
Leases	1
Losses	42
Net Revenue Interest	8
New Leases	1
Non-Party Affiliates	48
Notice of Disagreement	35
Parties	1
Party	1
Permit	18
Permitted Encumbrances	9
Post Closing Examination Period	8
Purchase Price	7
Records	3
Release	19
Retained Obligations	41
Seller	1
Seller Indemnitees	42
Seller’s Knowledge	24
Seller’s Representative	51
Statement	30
Subject Interests	2
Third Party	3
Title Benefit	16
Title Benefit Value	16
Title Defect	10
Title Defect Settlement Date	7
Title Defect Value	12
Unit Acreage	2
Units	2
Wells	2
Working Interest	8

EXHIBITS AND SCHEDULES

Exhibit A – Base Leases
Exhibit A-1– New Leases
Exhibit B – Wells
Exhibit C – Easements
Exhibit D – Equipment
Exhibit E – Contracts
Exhibit F – Permits
Exhibit G – Allocated Values
Exhibit H – Form of Assignment
Exhibit I – Escrow Agreement

Schedule 1.03 – Excluded Assets
Schedule 3.03(i) – Required Consents
Schedule 3.03(j) – Restrictions
Schedule 3.07 – Values Allocated to Assets subject to Preferential Rights to Purchase
Schedule 5.06 – Existing Claims and Litigation
Schedule 12.02 – Gas Imbalances
Schedule 13.01(a) – Drilling and Completion Activities
Schedule 13.01(h) – Leases Expiring between the Effective Time and January 31, 2012

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 5th day of December, 2011, by and between Eagle Oil & Gas Co., a Texas corporation, Eagle Wolfbone Energy Partners, L.P., a Texas limited partnership, Eagle Oil & Gas Partners, L.L.C., a Delaware limited liability company, Cheyenne Petroleum Company, a New York limited partnership, and Mithrail Holdings, L.L.C., a Texas limited liability company (each a “Seller”), and Comstock Oil & Gas, LP, a Nevada limited partnership (the “Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I
Assets

Section 1.01    Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from each Seller, and each Seller agrees to sell the Assets owned by such Seller to Buyer.

Section 1.02    Assets.  Subject to Section 1.03, the term “Assets” shall mean all right, title, and interest (whether legal or equitable, vested or contingent) of each Seller in and to:

(a)      the leasehold estates, including, without limitation, working interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests, possibilities of reverter, and conversion rights and options, in and to the oil, gas and mineral leases described or referred to in Exhibit A (the “Base Leases”), and the leasehold estates, including, without limitation, working interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests, possibilities of reverter, and conversion rights and options, in and to the oil, gas and mineral leases described or referred to in Exhibit A-1 (the “New Leases”) (together the Base Leases and the New Leases shall be the “Leases”);

(b)      the lands covered by the Leases or otherwise described on Exhibit A or Exhibit A-1 (the “Leased Acreage”);

(c)      all units created by the pooling, unitization, and communitization agreements or orders in effect with respect to the Leases and the Leased Acreage or otherwise described on Exhibit A or Exhibit A-1 (the “Units”), and the oil and gas leases or other interests in minerals and lands included in any of the Units (such lands, including without limitation, any affected Leased Acreage, being referred to as “Unit Acreage”)(the Leases, the Leased Acreage, the Units, and the Unit Acreage being referred to as the “Subject Interests”);

(d)      all wells for the production of crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, other liquid or gaseous hydrocarbons (including, without limitation, coalbed methane), sulphur, other gases (including, without limitation, hydrogen and carbon dioxide), and every other mineral or substance, or any of them, the right to explore for and produce which, or an interest in which, is granted pursuant to the Leases or the other Subject Interests (the “Hydrocarbons”) that are located on the Unit Acreage or elsewhere on the Leased Acreage (whether drilling, awaiting completion, shut-in, producing, or temporarily or permanently abandoned and including wells not yet drilled but listed on Exhibit B with Allocated Values on Exhibit G) including, without limitation, those listed on Exhibit B (the “Wells”);

(e)      all rights incident to the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Leased Acreage or the Unit Acreage; (ii) all Hydrocarbons produced after the Effective Time (as defined in Section 2.04) attributable to the Subject Interests;

(f)       to the extent assignable or transferable, all fee surface interests, easements, rights-of-way, surface leases, surface use agreements, water supply rights or agreements; salt water disposal rights or agreements, servitudes, permits, licenses, franchises and other estates or similar rights and privileges affecting the Unit Acreage or the Leased Acreage or related to or used in connection with the Subject Interests, the Wells, or the Equipment, as defined below, (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit C;

(g)      to the extent assignable or transferable, all personal property, equipment, fixtures, inventory, and improvements located on the Leased Acreage, the Unit Acreage, or the Easements or related to or used in connection with the production, treatment, storage, or sale or other disposition of Hydrocarbons, byproducts, or waste produced therewith or attributable thereto, including, without limitation, the Wells, down-hole and wellhead equipment, pumps, pumping units, engines, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, injection wells and facilities, disposal facilities, compression facilities, separators, dehydrators, meters, electronic equipment (including, without limitation, supervisory control and data acquisition (SCADA) systems and related computer software), utility and power lines and poles, power meters, transformers, generators, fences, gates, and other materials, supplies, equipment, facilities and machinery, including, without limitation, that described on Exhibit D, including, without limitation, any and all additions or accessions to, substitutions for, and replacements of any of the foregoing, together with all attachments, components, parts, equipment, and accessories installed thereon or affixed thereto (collectively, the “Equipment”);

(h)      to the extent assignable or transferable, all contracts, agreements and other arrangements that relate to the ownership or operation of the Subject Interests, the Wells, the Easements, or the Equipment, including, without limitation,  production sales or exchange contracts; production gathering, transportation, processing, treatment, and marketing contracts; electric service contracts; farmout/farmin contracts; operating agreements; water supply contracts; saltwater disposal contracts; equipment leases; area of mutual interest (AMI) contracts; contracts contemplating joint exploration; service agreements; and unitization, pooling, and communitization declarations, designations, orders, or agreements including, without limitation, those listed on Exhibit E (collectively, the “Contracts”);

(i)       all books, records, files, muniments of title, reports, and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including, without limitation, abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), governmental permit files, crude oil, liquid and gas gathering, transportation, processing, treating, purchase and/ or sales agreements and files, Contracts and contract files, correspondence, that relate to the Subject Interests, the Wells, the Easements, the Hydrocarbons, the Equipment and the Contracts in the possession of, and maintained by, Seller (collectively, the “Records”), provided that the Records do not include materials described in Section 1.03(h), Section 1.03(t) and Section 1.03(q), below;

(j)       permits, licenses, authorizations, certificates, registrations, or other approvals (other than permits and licenses constituting Easements) granted by any “Governmental Authority” (being any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof) that pertain or relate in any way to the ownership or the operation of the Subject Interests or the Wells including without limitation those listed on Exhibit F;

(k)      all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and any “Third Party” (being any person or entity, governmental or otherwise, other than Seller or Buyer, and their respective affiliates; the term includes, but is not limited to, working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies), and rights accruing under applicable statutes of limitation or prescription, insofar only as the foregoing rights and interests relate or are attributable to the items listed in this Section 1.02, and do not constitute Excluded Assets, including, without limitation, all Claims (a “Claim”, for purposes of this Agreement, is any claim, demand, lien, notice of non-compliance or violation, notice of liability or potential liability, investigation, action (whether judicial, administrative, or arbitrational), cause of action, suit, or controversy) of Sellers against other persons pertaining to imbalances in existence as of the Effective Time (collectively, “Intangible Rights”); and

(l)       all geological and geophysical data relating to the Subject Interests, other than such data that is interpretive in nature or which cannot be transferred without the consent of or payment to any Third Party, provided, that the data here described does not include the matters listed in Section 1.03(p).

Section 1.03    Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a)      all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)      all claims of Seller for refunds of or loss carry forwards with respect to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including, without limitation, refunds of amounts paid under any gas gathering or transportation agreement;

(c)      all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets;

(d)      except for amounts held in suspense by any Seller that will be transferred to Buyer as provided in Section 12.01(c), all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to Sellers’ interests in the Assets for the period prior to the Effective Time;

(e)      all Hydrocarbons produced prior to the Effective Time;

(f)       all gathering systems (downstream of the upstream connection with the meter associated with the well) including, without limitation, the meter, all lines, compressors, valves, easements, and other associated rights, Equipment, and facilities;

(g)      all salt water disposal systems (downstream of the upstream connection with the meter associated with the well) including, without limitation, the meter, all salt water disposal wells, lines, pumps, tanks, valves, easements, and other associated rights, Equipment, and facilities;

(h)      all Records, other than title opinions or memoranda relating to the Assets, of Sellers subject to the attorney/client or attorney work product privilege in favor of any Seller or to confidentiality agreements;

(i)       all rights, interests, and Claims that any Seller may have under any policy of insurance or indemnity (including, without limitation, any adjustments to premiums related to periods prior to the Effective Time), surety bond, or any insurance or condemnation proceeds or recoveries from Third Parties relating to property damage or casualty loss affecting the Leases, the Wells, the Hydrocarbons, the Easements, or the Equipment occurring prior to the Closing Date;

(j)       all Claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date, that Sellers may have against any person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to, the Leases, the Wells, the Hydrocarbons, the Easements, the Equipment, the Contracts, the Permits, or the Intangible Rights and that occurred prior to the Effective Time; provided, however, that no such Claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation borne by Buyer or the Assets from and after the Closing Date without the prior written consent of Buyer;

(k)      all audit rights and all amounts due or payable to Sellers as refunds, adjustments, or settlements of disputes arising under the Leases, the Easements, the Permits, or the Contracts for periods prior to the Effective Time;

(l)       all trade credits and the proceeds of all accounts receivable, notes receivable, instruments, general intangibles, and other receivables due or payable to Sellers relating to the Leases, the Wells, the Hydrocarbons, the Easements, the Equipment, the Contracts, the Permits or the Intangible Rights that accrued prior to the Effective Time;

(m)    except as otherwise provided herein, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to Sellers as the owners of the Assets and that are attributable to the period prior to the Effective Time;

(n)      all exchange traded futures contracts and over-the-counter derivative contracts of Sellers as to which any Seller has an open position as of the Effective Time;

(o)      all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(p)      all of Seller’s rights and interests in geological and geophysical data that is interpretive in nature, including specifically, but without limitation, any geologic maps, or which cannot be transferred without the consent of or payment to any Third Party;

(q)      all documents and instruments of Seller that may be protected by an attorney-client privilege;

(r)       data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with persons unaffiliated with Seller;

(s)      all audit rights arising under any of the Contracts or otherwise with respect to any of the other Excluded Assets;

(t)       all corporate, partnership, financial, and tax records of Seller;

(u)      Seller expects that at Closing it will have acquired additional oil and gas leases not included among the Base Leases listed on Exhibit A or the New Leases listed on Exhibit A-1 and within two (2) miles of the Leases, some of which may cover additional interests in the Leased Acreage (the "Additional Leases"); Seller will offer to Buyer the opportunity to buy the Additional Leases at a price agreeable to the Parties, with the expectation that the price per net acre will approximate the price being allocated to comparable undeveloped acreage leasehold on Exhibit G; any Additional Leases being so acquired by lessee shall constitute Leases as defined in Section 1.02(a); any Additional Leases not being so acquired shall constitute Excluded Assets; and

(v)      in addition to the foregoing, those items described on Schedule 1.03.

Article II
Purchase Price

Section 2.01   Purchase Price.  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of Three Hundred Twenty Three Million Four Hundred Twenty Six Thousand Four Hundred Sixteen Dollars ($323,426,416.00) and, in connection with the New Leases, Nine Million Two Hundred Forty Thousand Four Hundred Eighty Nine Dollars ($9,240,489.00), (the sum of the foregoing being the “Base Price”), as shall be adjusted in accordance with the provisions of this Agreement.  The purchase price for the Assets shall be equal to the Base Price after all adjustments provided for in this Agreement are made to the Base Price pursuant to and in accordance with this Agreement (the “Purchase Price”).  The Purchase Price shall be paid to Seller at Closing (as defined in Section 10.01) by means of a completed federal funds transfer to an account designated in writing by Eagle Oil & Gas Co.  Each Seller agrees that funds paid by Buyer into such account shall be deemed received proportionally by each of them.  The foregoing payment direction is subject to the provisions of Section 10.04(i) authorizing direct payment to individual Sellers upon request.

Section 2.02    Deposit and Escrow Agreement.  Concurrently with the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Chase Bank, N.A., (the “Escrow Agent”), a performance guarantee deposit in the amount of five percent (5%) of the Base Price (the “Deposit”) pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit I (the “Escrow Agreement”).  The Deposit shall be paid by Buyer to the Escrow Agent by means of a completed federal funds transfer to the account designated in the Escrow Agreement (the “Escrow Account”). In the event Closing occurs, the Deposit shall be reclassified to become the “Holdback Amount” and the Holdback Amount and the interest earned thereon shall be retained by the Escrow Agent until distributed as provided for herein.  The Holdback Amount shall be held in the Escrow Account by way of security against all obligations of Seller with respect to Title Defects asserted prior to the end of the Post Closing Examination Period.  If not done sooner, on February 1, 2012 (the “Title Defect Settlement Date”) the Parties shall jointly instruct the Escrow Agent to distribute to Buyer from the Escrow Account any amounts due as refunds for Title Defects. Concurrently, the Parties shall jointly instruct the Escrow Agent to release to Seller any monies remaining in the Escrow Account after paying to Buyer an amount equal to all sums due for Title Defects, unless, as of such date, there are unresolved Title Defects.  To the extent there are unresolved Title Defects, the Escrow Agent shall retain the aggregate asserted value of unresolved Title Defects. As each Title Defect is resolved the Parties shall jointly instruct the Escrow Agent to distribute funds relating to such Title Defect to the Party and in the amount as directed by the Parties.

Section 2.03    Allocated Values.  The Purchase Price is allocated among the Assets as set forth in Exhibit G attached hereto (the “Allocated Values”). Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Base Price pursuant to the provisions of Article III and Article IV.

Section 2.04    Effective Time.  If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on November 1, 2011 (the “Effective Time”).

Article III
Title Matters

Section 3.01    Examination Period.

(a)      Following the execution date of this Agreement until 5:00 p.m., local time in Dallas, Texas on December 19, 2011 (the “Examination Period”), Seller shall permit Buyer and its representatives to examine, at all reasonable times, in Seller’s offices, all Records and Contracts insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. “Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.  Title Defects asserted prior to the termination of the Examination Period shall be addressed at the Closing.

(b)      Following Closing, until 5:00 p.m. local time in Dallas, Texas on January 31, 2011 (the “Post Closing Examination Period”), to the extent the Records and Contracts referred to in Section 3.01 are not in the possession or control of Buyer, Seller shall permit Buyer and its representatives to examine, at all reasonable times, in Seller’s offices, all Records and Contracts insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data.  Title Defects asserted after Closing but prior to the termination of the Post Closing Examination Period shall be addressed on the Title Defect Settlement Date at which time Seller shall refund to Buyer any amounts due as provided herein with respect to Title Defects asserted during the Post Closing Examination Period and Buyer shall reconvey to Seller any Assets required to be conveyed pursuant to Section 3.05.

Section 3.02    Defensible Title and Permitted Encumbrances.

(a)      For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined in Subsection (b) of this Section 3.02):

(i)   as to each Well listed on Exhibit B entitles each Seller to receive not less than the percentage set forth in Exhibit B as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Well, all without reduction, suspension or termination of such interest throughout the productive life of such Well, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit B;

(ii)  as to each Well listed on Exhibit B obligates Seller to bear not greater than the percentage set forth in Exhibit A or Exhibit A-1 as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of such Well, all without increase throughout the productive life of such Well, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit B;

(iii)      as to each Lease the net acres covered by such Lease and the Working and Net Revenue Interests of each Seller in each such lease is as set forth in Exhibit A or Exhibit A-1; and

(iv)      is free and clear of all liens and encumbrances.

(b)      The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)    the terms of the Leases, the documents creating the Easements, and the Contracts;

(ii)      any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business (1) that Seller has agreed to assume or pay pursuant to the terms hereof, or (2) for which Seller is responsible for paying or releasing at the Closing;

(iii)      any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which any Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iv)      the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including, without limitation, any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interest in the Assets;

(v)       any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority (as defined in Section 1.02(j)); provided Permitted Encumbrances do not include permits applied for but not received, nor any fines, penalties, compliance orders, consent decrees, order for specific performance or injunctions from any Governmental Authority relating to the Assets;

(vi)      any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the Assets;

(vii)    all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit A or Exhibit A-1 or increase the Working Interests of Seller above those set forth in Exhibit A or Exhibit A-1 without a corresponding increase in the Net Revenue Interests;

(viii)    required Third Party consents to assignment or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate Parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)  preferential rights to purchase and similar agreements with respect to which (A) waivers are obtained from the appropriate Parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(x)       all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(xi)      rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(xii)     Title Defects as to which there has been a reduction in the Purchase Price by the amount of the applicable Title Defect Value pursuant to Section 3.05(b), below, as to which the Title Defect Value has been refunded to Buyer after Closing pursuant to Section 3.05(c), below; or which have been waived.

Section 3.03      Title Defect.  The term “Title Defect,” as used in this Agreement, shall mean:

(a)       any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset that causes Seller not to have Defensible Title to such Asset;

(b)      any default by Seller under a Lease, Contract, or document creating an Easement that would have a material adverse effect on the operation, value or use of such Asset.

(c)      any operation of the Assets that has not been in compliance with all applicable laws, excluding Environmental Laws;

(d)      any written notice from any Governmental Authority or any other person that there are violations of any applicable laws, excluding, Environmental Laws in connection with the operation of the Assets;

(e)      any gas imbalances as of the date set forth therein with respect to the Assets that is not listed on Schedule 12.02;

(f)      any obligation by Seller by virtue of a take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets, at some future time without receiving payment therefor at or after the time of delivery;

(g)      any oil or gas Well that has not been drilled and completed within the limits permitted by all applicable Leases, Contracts, pooling and unit agreements, and applicable laws;

(h)      except as set forth on Schedule 3.07, any preferential purchase rights enabling any person to purchase or acquire any of the Assets or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, and of which waivers thereof are not obtained or the time for exercise has passed;

(i)       except as set forth on Schedule 3.03(i), any consents required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement that have not been waived or obtained and as to which the time for exercise has not passed, other than consents by a Governmental Authority which are normally obtained after Closing;

(j)       except as set forth on Schedule 3.03(j), the fact that an Asset is subject to any calls or production or other similar marketing restrictions on the sale or other disposition of Hydrocarbons produced from the Assets, but specifically not including dedications to product purchasers or gathering or transportation agreements;

(k)      the absence from the Records of a document necessary to establish Defensible Title to an Asset does not, in itself, constitute a Title Defect; and

(l)        no Permitted Encumbrance shall constitute a Title Defect.

Section 3.04      Notice of Title Defects.

(a)      If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller as promptly as possible but no later than the expiration of the Post Closing Examination Period of such alleged Title Defect.  To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Post Closing Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including, without limitation, any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Asset or Assets affected by such Title Defect (which shall include the entire Unit Acreage associated with the Well if the Title Defect affects a Well and the entire interest in lands covered by any Lease that is subject to a Title Defect), and (v) include the estimated value of such Title Defect as determined by Buyer. Any matters that would otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)      Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt to agree on a resolution regarding the existence of the asserted Title Defect, the actions appropriate to cure the Title Defect, and the economic effect of the Title Defect on the related Assets.

(c)      The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(i)        If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)       If the Title Defect asserted is that the Net Revenue Interest attributable to any Well is less than that stated in Exhibit B or the Working Interest attributable to any Well is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value attributed to such Asset.

(iii)      If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including, without limitation, any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(iv)      If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)       The Title Defect Value of a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Value hereunder.

(vi)      Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of all the Assets affected thereby.

(vii)     Such other factors as are reasonably necessary to make a proper evaluation.

Section 3.05      Remedies for Title Defects.

(a)      Seller shall use commercially reasonable efforts to cure Title Defects at its expense prior to the Title Defect Settlement Date, provided that Seller shall have no obligation to make any payments in connection with such efforts.

(b)      With respect to each Title Defect that is asserted prior to the end of the Examination Period that is not cured on or before the Closing, except as otherwise provided in this Section 3.05, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller.  If the Title Defect Value equals or exceeds the Allocated Value of the affected Asset(s) then the affected Asset(s) shall not be conveyed to Buyer hereunder, in which event the Purchase Price shall be reduced only by the Allocated Value of the affected Asset(s).  If the Title Defect affects a specific portion of or interest in the affected Asset then that portion of or interest in the affected Asset shall be excluded from the conveyance hereunder.

(c)      With respect to each Title Defect that is asserted after Closing but prior to the end of the Post Closing Examination Period that is not cured on or before the Title Defect Settlement Date, except as otherwise provided in this Section 3.05, the Purchase Price shall be retroactively reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller.  If the uncured Title Defect Value asserted after Closing equals or exceeds the Allocated Value of the affected Asset(s) then the affected Asset(s) shall be reconveyed to Buyer hereunder, in which event the Purchase Price shall be reduced retroactively by the Allocated Value of the affected Asset(s) and such reduction shall be reflected in the disposition of the Holdback Amount.

(d)      If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 3.08 shall apply.

(e)       If on or before the Closing the Parties have not agreed upon the validity of any Title Defect asserted prior to the end of the Examination Period or have not agreed on the Title Defect Value attributable thereto, then, Seller shall have the right to remove the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of that property and, in the absence of such an election by Seller, the validity of such Title Defect and/or such Title Defect Value shall be determined by an Independent Expert pursuant to Section 16.03.  If the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before Closing, the Purchase Price paid at Closing shall not be reduced by virtue of such disputed Title Defect or Title Defect Value and the affected Asset shall be included in the conveyance to Buyer at Closing, and upon the final resolution of such dispute the Title Defect Value, if any, found to be attributable to such Title Defect shall, subject to this Section, be promptly refunded by Seller to Buyer and any appropriate reconveyance by Buyer to Seller shall be executed.

(f)       If Closing occurs and Buyer asserts a Title Defect prior to the end of the Post Closing Examination Period, and the Parties have not agreed upon the validity of any Title Defect asserted prior to the Title Defect Settlement Date or have not agreed on the Title Defect Value attributable thereto, then, Seller shall have the right, to be exercised within ten (10) days of such date to remove the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of that property and, in the absence of such an election by Seller, the validity of such Title Defect and/or such Title Defect Value shall be determined by an Independent Expert pursuant to Section 16.03.  Upon such election by Seller, the Allocated Value of such affected Asset shall, subject to this Section 3.05, be promptly refunded by Seller to Buyer and Buyer shall reconvey the affected Asset to Seller on or before the Title Defect Settlement Date.  Any such reconveyance shall be made with special warranty of title.

(g)      Notwithstanding anything to the contrary in this Agreement, except with respect to Title Defects on non-proved acreage resulting from Seller owning fewer net acres covered by a particular Lease than set forth in Exhibit A or Exhibit A-1, (i) if the value of a given individual Title Defect does not exceed Seventy Five Thousand Dollars ($75,000.00), then no adjustment to the Base Price shall be made for such Title Defect, (ii) if the aggregate adjustment to the Base Price determined in accordance with this Agreement for combined Title Defects (exceeding Seventy Five Thousand Dollars ($75,000.00)) and Environmental Defects (exceeding Seventy-Five Thousand Dollars ($75,000.00)), does not exceed one and one half percent (1 1/2%) of the Base Price (the “Aggregate Deductible”) prior to any adjustments thereto, then no adjustment of the Base Price shall be made therefor, and (iii) if the aggregate adjustment to the Base Price determined in accordance with this Agreement for combined Title Defects (exceeding Seventy Five Thousand Dollars ($75,000.00)) and Environmental Defects (exceeding Seventy Five Thousand Dollars ($75,000.00)) and does exceed the Aggregate Deductible prior to any adjustments, then the Base Price shall only be adjusted by the amount of such excess.  The Seventy Five Thousand Dollar ($75,000.00) threshold for Title Defects and the Aggregate Deductible shall apply collectively to Title Defects whether or not asserted before or after Closing pursuant to the terms hereof.  For avoidance of doubt, the above described threshold of Seventy-Five Thousand Dollars is measured by the Title Defect Value of the combined interests of all Sellers in a property subject to a Title Defect (and not Seller-by-Seller) unless that defect affects only the interest of a single Seller, and the Aggregate Deductible shall be deemed met when all Title Defects and Environmental Defects exceed 1 ½% of the Base Price, regardless of the respective ownership of the Sellers in the properties subject to Title Defects or Environmental Defects.  There shall be only one Aggregate Deductible applicable to all Title Defects regardless of when asserted. Neither the above described Seventy Five Thousand Dollars ($75,000.00) individual Title Defect threshold nor the Aggregate Deductible shall apply to Title Defects which are asserted due to Seller having Defensible Title to fewer non-proved net acres covered by a Lease than set forth on Exhibit A or Exhibit A-1.

Section 3.06      Special Warranty of Title.  Each Seller hereby agrees to warrant and defend title to the Assets to the extent of the interests reflected as to each such Seller on Exhibits A, A-1 and B solely unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise; subject, however, to the Permitted Encumbrances and the other matters set forth herein. In no event shall the foregoing warranty extend to or be enforceable by any party other than Buyer, specifically excluding Buyer’s successors and assigns in all or part of the Assets.

Section 3.07      Preferential Rights to Purchase.  Buyer’s good faith allocation of values as set forth in Exhibit G shall be used to prepare an allocation of the Purchase Price to Assets that are subject to preferential rights to purchase and will be set forth in Schedule 3.07.

Seller shall use its reasonable efforts to comply with all preferential right to purchase provisions relative to any Asset prior to the Closing.  If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to an Asset to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises) or the time for the exercise of such preferential right has not expired or the preferential right waived, the Asset covered by said preferential purchase right shall be excluded from the Assets to be conveyed to Buyer, and the Purchase Price shall be reduced by the value allocated to said Asset in Schedule 3.07.  Buyer acknowledges and agrees that Seller shall determine (in its good faith judgment) the extent of the preferential purchase rights encumbering the Assets, and said determination shall be used by Seller to provide the preferential purchase right notifications.  If the holder of the preferential purchase right fails to consummate the purchase of the Asset subject to the preferential purchase right, Seller shall promptly notify Buyer.  Within ten (10) Business Days after Buyer’s receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Asset under the terms of this Agreement for a price equal to the value allocated to such Asset in Schedule 3.07.  Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Asset if Buyer is not notified of the preferential purchase right holder’s failure to consummate the purchase of the Asset within ninety (90) calendar days following Closing.  Seller will use reasonable efforts to send out the applicable preferential right to purchase notices within five (5) Business Days after the date this Agreement is executed.

Section 3.08      Consents to Assignment.  Seller shall use all reasonable efforts to obtain all necessary consents from Third Parties to assign the Assets prior to Closing (other than consents by a Governmental Authority which are normally obtained after Closing) and Buyer shall assist Seller with such efforts. To the extent such consents are asserted by Buyer as Title Defects but are not obtained prior to Closing, then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby.

Section 3.09      Remedies for Title Benefits.

(a)       If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Examination Period.  Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(i) with respect to all Title Benefits, in an amount mutually agreed upon by the Parties (the “Title Benefit Value”). For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s interest in any Well shown on Exhibit B is greater than or in addition to that set forth in Exhibit B (including, without limitation, a Net Revenue Interest that is greater than that set forth in Exhibit B) or Seller’s Working Interest in any Well that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).  Such term shall also mean, as to each Lease, the net acres covered by such Lease and the Working and Net Revenue Interests of each Seller in any such lease are similarly greater than those set forth in Exhibit A or Exhibit A-1.  Any matters that may otherwise constitute Title Benefits, but of which Buyer has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(b)      If on or before Closing the Parties have not agreed upon the validity of any asserted Title Benefit or have not agreed on the Title Benefit Value attributable thereto, then, Seller or Buyer shall have the right to remove the affected Asset from the sale and reduce the Purchase Price by the Allocated Value of the affected Asset and, in the absence of such an election, such Purchase Price adjustment shall be determined by an Independent Expert pursuant to Section 16.03. If Seller has asserted the existence of a Title Benefit and the amount of the Title Benefit Value has not been determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Buyer at the Closing and, subject to Section 3.05, upon determination of the amount of such adjustment, any unpaid portion thereof shall be retained by Buyer or paid by Buyer to Seller, as the case may be.

Article IV
Environmental Matters

Section 4.01      Environmental Review.

(a)      Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review may include Phase I testing. More intrusive testing or procedures may not be conducted by Buyer without the prior consent of Seller. Provided, however, if Seller refuses any reasonable request by Buyer for more intrusive testing, Buyer may elect to have the affected Assets excluded from the transaction and the Purchase Price shall be reduced by the Allocated Value of the excluded Assets. Buyer shall (and shall cause Buyer’s Environmental Consultant to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations. Seller shall be solely responsible for obtaining any Third Party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Seller shall consult with Buyer prior to requesting each such Third Party consent. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. If any required consent is not obtained, Buyer may elect to have the affected Assets to be excluded from the transaction and the Purchase Price shall be reduced by the Allocated Value of the Excluded Assets.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller from and against all Claims, Losses, damages, costs, expenses, causes of action and judgments of any kind or character arising out of or relating to Buyer’s Environmental Review.

(b)      Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant not to) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide one set of copies of the Environmental Information to Seller without charge.

Section 4.02      Environmental Definitions.

(a)      “Environmental Contaminants” means “hazardous substances” and “pollutants or contaminants”, as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), “petroleum, including any fraction thereof,” and “natural gas, natural liquids, liquefied natural gas, or synthetic gas usable for fuel” as those terms are used in Section 101 of CERCLA, any “solid or hazardous waste” as those terms are defined or used in the Resource Conservation and Recovery Act, and any wastes regulated by applicable rules of the Railroad Commission of Texas.  The term also includes naturally occurring radioactive material (NORM) concentrated, disposed of, released or present on, resulting from, or in association with Hydrocarbon activities.

(b)      Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean, with respect to any given Asset: (a) any event or condition (including, without limitation, any Release) with respect to air, land, soil, surface, subsurface strata, surface water, ground water, or sediment that causes the Assets to be currently subject to (or their owner or operator to have liability) any removal, remediation, or response action under, or not to be in compliance with, any Environmental Law or any authorization or permit issued by any Governmental Authority (a “Permit”) pursuant to any Environmental Law; (b) the existence of any written or oral Claim pending or threatened that reasonably may be expected to subject the Assets or the owner or the operator of the Assets to liability in favor of any Governmental Authority as the result of the alleged violation by such owner or operator or any other person of any Environmental Law as it pertains to the Assets or the existence of any event or condition on the Assets described in this definition; (c) the failure of the Assets to be in compliance, or the owner or operator of the Assets to comply, in each case in all material respects with all applicable Environmental Laws with respect to the Assets; (d) the failure of the owner or operator of the Assets to obtain or maintain in full force and effect any Permit required under applicable Environmental Laws with respect to the Assets; or (e) any event or condition described in the preceding clauses (a), (b), (c), and (d) that results, or could reasonably be expected to result, in liability to any Governmental Authority for any removal, remediation, or response action, or any other person for injury to or death of any person, persons, or other living thing, or damage, loss, or destruction of property located on the Assets.  The term “Environmental Defect” includes, without limitation, any release, disposal, spilling, leaking, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping (collectively, a “Release”), or any threatened Release, of any Environmental Contaminants from, or related in any way to the use, ownership, or operation of, the Assets that has not been remedied in accordance with all applicable Environmental Laws.  Additionally, the term Environmental Defect includes the fact that a Well, other than the Monroe 39-2H Well, API # 42-389-32906, is, as of or after the Effective Time but before Closing, required by Texas Railroad Commission rule or order to be plugged or replugged by Seller.

(c)       Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended; CERCLA, as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act, as amended; the Resources Conservation and Recovery Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Superfund Amendment and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; The Oil Pollution Act of 1990, as amended; and comparable state and local laws.

(d)      Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including, without limitation, monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

Section 4.03      Notice of Environmental Defects.

(a)      If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect.  To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in specific detail; (iv) identify the specific Assets affected by such Environmental Defect; (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant, if available to Buyer; and (vi) state Buyer’s determination of the Environmental Defect Value, including, without limitation, the basis for such determination.

(b)      Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation (as defined in Section 14.02). Upon the receipt of such effective notice from Buyer as to an Environmental Defect, Seller and Buyer shall attempt to agree to the existence of the asserted Environmental Defect, the actions appropriate to cure the Environmental Defect, and the amount of the Environmental Defect Value associated with such Environmental Defect.

Section 4.04      Remedies for Environmental Defects.

(a)       Seller may use commercially reasonable efforts to cure Environmental Defects at its expense prior to Closing.  Seller has no obligation hereunder to attempt to cure Environmental Defects.

(b)       If at the time of Closing there is any uncured Environmental Defect as to which the Parties have agreed to an Environmental Defect Value then:

(i)        if the Environmental Defect Value exceeds the Allocated Value of the affected Asset, either Party may elect to exclude the affected Asset from this transaction and the Base Price shall be adjusted downward by the amount of the Allocated Value of the affected Asset; and

(ii)       if the Environmental Defect Value is less than or equal to the Allocated Value of the affected Asset, then Seller shall elect whether the affected Asset shall be included in this transaction and the Base Price shall be adjusted downward by the amount of the Environmental Defect Value or the affected Asset shall be removed from this sale and the Purchase Price adjusted downward by the amount of the Allocated Value of the affected Asset.

(c)       If on or before three (3) Business Days before Closing the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, then Seller shall have the right to remove the affected property from the sale and reduce the Purchase Price by the Allocated Value of that property and, in the absence of such an election by Seller, either Party shall have the right (exercised by giving written notice to the other Party at least one (1) Business Day before Closing) to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 16.03.  If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before Closing and either Party has elected such determination, the Base Price paid at Closing shall not be reduced by virtue of such disputed Environmental Defect or Environmental Defect Value and the affected Asset shall be included in the conveyance to Buyer at Closing, and upon the final resolution of such dispute:

(i)        If the Independent Expert determines that no Environmental Defect exists than no further action shall be taken; and

(ii)       If the Independent Expert determines that an Environmental Defect exists and determines the Environmental Defect Value then the Parties shall have the options specified in Section 4.04(b), to be exercised within ten (10) Business Days of such determination, provided that Sellers shall make any payment (subject to the limitations provided in Section 4.04(e), below) and Buyer shall execute any reconveyance necessary to implement such result.

(d)      If on or before Closing the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto and neither Party has elected determination by Independent Expert as provided above, then Sellers may, at their option, either elect to proceed with the Closing with the affected Assets included at their Allocated Value and with Seller indemnifying Buyer against the adverse affects of the asserted Environmental Defect, up to the amount of the Allocated Value, or, alternatively, Sellers may remove the affected Assets from this transaction and adjust the Base Price downward by the amount of the Allocated Value for such Assets.

(e)      Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect does not exceed Seventy Five Thousand Dollars ($75,000.00), then no adjustment to the Base Price shall be made for such Environmental Defect; (ii) if the aggregate adjustment to the Base Price determined in accordance with this Agreement for combined Environmental Defects (exceeding Seventy Five Thousand Dollars ($75,000.00)) and Title Defects does not exceed the Aggregate Deductible prior to any adjustments thereto, then no adjustment of the Base Price shall be made therefore; and (iii) if the aggregate adjustment to the Base Price determined in accordance with this Agreement for Environmental Defects (exceeding Seventy Five Thousand Dollars ($75,000.00)) and Title Defects does exceed the Aggregate Deductible prior to any adjustments thereto, then the Base Price shall only be adjusted by the amount of such excess.  For avoidance of doubt, the above described threshold of Seventy-Five Thousand Dollars is measured by the Environmental Defect Value of the combined interests of all Sellers in a property subject to an Environmental Defect (and not Seller-by-Seller), and the Aggregate Deductible shall be deemed met when all Title Defects and Environmental Defects exceed 1 ½% of the Base Price, regardless of the respective ownership of the Sellers in the properties subject to Title Defects or Environmental Defects.

Article V
Representations and Warranties of Seller

In regard to Section 5.01, each respective Seller represents and warrants to Buyer as to itself as written in Section 5.01.  In regard to Sections 5.02 through 5.17, inclusive, each respective Seller represents and warrants severally as to itself and not jointly with the other Sellers as written in those Sections.

Section 5.01      Seller’s Existence.

(a)      Eagle Oil & Gas Co. is a corporation, duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas, and is duly qualified to do business and in good standing under the laws of the State of Texas.  Eagle Oil & Gas Co. has the power and authority to own its interest in the properties, to conduct its business as now being conducted, and to enter into and to carry out the terms of this Agreement and the Assignment to be executed pursuant hereto.

(b)      Eagle Wolfbone Energy Partners, L.P. is a limited partnership, duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas.  Eagle Wolfbone Energy Partners, L.P. has the power and authority to own its interest in the properties, to conduct its business as now being conducted, and to enter into and to carry out the terms of this Agreement and the Assignment to be executed pursuant hereto.

(c)      Eagle Oil & Gas Partners, L.L.C. is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is qualified to conduct business in the State of Texas.  Eagle Oil & Gas Partners, L.L.C. has the power and authority to own its interest in the properties, to conduct its business as now being conducted, and to enter into and to carry out the terms of this Agreement and the Assignment to be executed pursuant hereto.

(d)      Cheyenne Petroleum Company is a limited partnership, duly organized and validly existing under the laws of the State of New York and is qualified to conduct business in the State of Texas.  Cheyenne Petroleum Company has the power and authority to own its interest in the properties, to conduct its business as now being conducted, and to enter into and to carry out the terms of this Agreement and the Assignment to be executed pursuant hereto.

(e)       Mithrail Holdings, L.L.C. is a limited liability company, duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas.  Mithrail Holdings, L.L.C. has the power and authority to own its interest in the properties, to conduct its business as now being conducted, and to enter into and to carry out the terms of this Agreement and the Assignment to be executed pursuant hereto.

Section 5.02      Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)      any provision of Sellers’ agreement of limited partnership, articles of incorporation, by-laws or other governing documents;

(b)      except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound; or

(c)      any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

Section 5.03    Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized, as applicable, by all requisite corporate, limited liability company or partnership action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 5.04    Brokers.  Tudor Pickering Holt & Co. has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05     Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against such Seller.

Section 5.06     Suits.  There is no suit, action, Claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against such Seller or any affiliate of such Seller or the Assets that has materially affected or will materially affect such Seller’s ability to consummate the transactions contemplated herein or materially affect the title to or value of the Assets except as shown on Schedule 5.06.

Section 5.07      Royalties.  To Seller’s Knowledge, all rentals, royalties and other payments due under the Leases have been paid in all material respects, except those amounts in suspense.

Section 5.08      Taxes.  To Seller’s Knowledge, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects.

Section 5.09      Contracts.  To Seller’s Knowledge, (a) all material Contracts are in full force and effect, and (b) Seller is not in default with respect to any of its material obligations thereunder.

Section 5.10      Liens.  Except for Permitted Encumbrances, the Assets will be conveyed free and clear of all liens, mortgages and encumbrances.

Section 5.11      Compliance with Laws.  To the best of Seller’s Knowledge and excluding Environmental Laws, and except as to matters regarding compliance with laws which have been the subject of notices of Title Defects, the ownership and operation of the Properties have been in compliance with all applicable laws.  Except as to matters regarding compliance with laws which have been the subject of notices of Title Defects or Notices of Environmental Defects, Seller has not received any written notice from any Governmental Entity that with respect to the Properties or any portion thereof that Seller or any other person is in violation of any applicable laws, including, Environmental Laws.

Section 5.12      Seller’s Knowledge.  For purposes of this Article V, “Seller’s Knowledge” shall mean the actual knowledge of an officer of Eagle Oil & Gas Co.

Section 5.13      Non-Consent Operations.  Seller has not made any non-consent elections in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in any Asset becoming subject to a penalty or a forfeiture as a result of such non-consent election, except to the extent reflected in the Working Interest and Net Revenue Interest of the Assets set forth in Exhibit A or Exhibit A-1.

Section 5.14      Condemnation.  To Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets.

Section 5.15      No Hedges.  None of the oil and gas properties is subject to or is bound by any hedge.

Section 5.16      Preferential Rights.  Except as set forth on Schedule 3.07, and except as to preferential purchase rights which have been the subject of notices of Title Defects, there are no preferential purchase rights enabling any person to purchase or acquire any of the Assets or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.17     Consents.  Except as set forth on Schedule 3.03(i), and except as to consents which have been the subject of notices of Title Defects, there are no consents required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement other than consents by a Governmental Authority which are normally obtained after Closing.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 6.01      Buyer’s Existence.  Comstock Oil and Gas, LP is a limited partnership, duly organized and validly existing under the laws of the State of Nevada and is qualified to conduct business in the State of Texas.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted. Buyer’s headquarters and principal offices are all located in the State of Texas.

Section 6.02      Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a)       any provision of Buyer’s articles of incorporation, bylaws or other governing documents;

(b)      any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)      any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03    Execution.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

Section 6.04    Brokers.  No broker or finder has acted for or on behalf of Buyer or any affiliate of Buyer in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05      Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

Section 6.06     Suits.  There is no suit, action, Claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

Section 6.07      Qualifications.  Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 6.08      Investment.  Prior to entering into this Agreement Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.  Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.

Section 6.09      Funds.  Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Article VII
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.01      Representations.  The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date except for inaccuracies which, in the aggregate, would not cause a material adverse affect.

Section 7.02     Performance.  Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 7.03      Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 7.04      Purchase Price.  Buyer shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 7.05      Execution and Delivery of the Closing Documents.  Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.04(h)-(k).

Section 7.06      Consents.  Subject to Section 3.08, all consents to the execution or consummation of this Agreement necessary to the effectiveness thereof have been obtained or the right to withhold same waived. Notwithstanding anything to the contrary contained herein, if a necessary consent from any Third Party to assign the Assets is not obtained or waived prior to Closing (other than consents by a Governmental Authority which are normally obtained after Closing), the affected Asset shall be removed from the sale and the Purchase Price shall be reduced by the Allocated Value of the affected Asset.

Article VIII
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions, which conditions shall apply separately as to each Seller:

Section 8.01      Representations.  The representations and warranties of each Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date except for inaccuracies which, in the aggregate, would not cause a material adverse affect.

Section 8.02     Performance.  Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03      Pending Matters.  No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04      Execution and Delivery of the Closing Documents.  Seller shall have executed, acknowledged, and delivered, as appropriate, to Buyer all closing documents described in Section 10.04 (a)-(g).

Section 8.05      Consents.  Subject to Section 3.08, all consents to the execution or consummation of this Agreement necessary to the effectiveness thereof have been obtained or the right to withhold same waived. Notwithstanding anything to the contrary contained herein, if a necessary consent from any Third Party to assign the Assets is not obtained or waived prior to Closing (other than consents by a Governmental Authority which are normally obtained after Closing), the affected Asset shall be removed from the sale and the Purchase Price shall be reduced by the Allocated Value of the affected Asset.

Article IX
Tax Matters

Section 9.01      Transfer Taxes.  All sales, transfer and use taxes (other than taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

Section 9.02      Ad Valorem and Similar Taxes.  Ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Buyer as of the Effective Time.  Seller shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time.

Section 9.03      Tax Deferred Exchange.  Either or both Buyer or Seller may, at or before the Closing, elect to affect a tax-deferred exchange of the Assets for other qualifying properties (hereinafter collectively called the “Exchange Property”) in accordance with the following:

(a)      In the event Seller makes such an election prior to the Closing, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have the Purchase Price paid to a qualified intermediary until Seller has designated the Exchange Property.  The Exchange Property shall be designated by Seller and acquired by the qualified intermediary within the time periods prescribed in Section 1031(a)(3) of the Internal Revenue Code, and shall thereupon be conveyed to Seller.  In the event Seller fails to designate and the qualified intermediary fails to acquire the Exchange Property within such time periods, the agency or trust shall terminate and the proceeds then held by the qualified intermediary shall be paid immediately to Seller.

(b)      In the event Buyer makes such an election prior to the Closing, Buyer may elect, by notice to Seller delivered on or before the Closing Date, to have the Assets conveyed to a qualified intermediary or an exchange accommodation titleholder (as that term is defined in Rev. Proc. 2000-37 issued effective September 15, 2000).

(c)     The rights and responsibilities of Seller, Buyer and the qualified intermediary or exchange accommodation titleholder shall be documented with such agreements containing such terms and provisions as shall be reasonably determined by Seller and Buyer to be necessary to accomplish a tax deferred exchange under Section 1031 of the Internal Revenue Code, subject, however, to the limitations on costs and liabilities of Buyer and Seller set forth below.  If Seller makes a tax deferred exchange election, Buyer shall not be obligated to pay any additional costs or incur any additional obligations in the acquisition of the Assets.  If Buyer makes a tax deferred exchange election, Seller shall not be obligated to pay any additional costs or incur any additional obligations in the consummation of the transactions contemplated in this Agreement.  Any such tax deferred exchange election by either Party shall not affect the duties, rights or obligations of the Parties except as expressly set forth in this Section 9.03.

(d)      Should either Seller or Buyer make such an election and should the tax deferred exchange fail or be disallowed by the Internal Revenue Service for any reason, the non-electing Party’s sole responsibility and liability to the electing Party shall be to take such actions as are required by Subsections (a), (b) or (c) above and such non-electing Party shall have no other responsibility or liability whatsoever to the electing Party; and the electing Party shall release, indemnify, defend and hold harmless the non-electing Party from any responsibility or liability related to such election except for such actions as may be required by Subsections (a), (b) or (c) above.

Article X
The Closing

Section 10.01    Time and Place of the Closing.  If the conditions referred to in Articles VII and VIII of this Agreement have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eagle Oil & Gas Co., whose address is 5950 Berkshire Lane, Suite 1100, Dallas, Texas 75225-5854, on December 30, 2011, (the “Closing Date”).

Section 10.02    Adjustments to Determine Purchase Price at the Closing.

(a)       At the Closing, the Base Price shall be increased by the following amounts:

(i)        all upward Base Price Adjustments for Title Benefits determined in accordance with Article III;

(ii)       the amounts shown in the good faith estimates delivered before Closing by Seller to Buyer pursuant to Subsections (a) and (h) of Section 13.01, below;

(iii)      any other amount provided for in this Agreement or agreed upon by Buyer and Seller; and

(iv)     an estimate of any and all transfer, sales, gross receipts, compensating use or similar taxes, or assessments resulting from the transaction, provided Buyer may elect to pay such taxes, if any, directly to the taxing authority and in such case the Base Price or Purchase Price at Closing shall not be upwardly adjusted for such amount.

(b)      At the Closing, the Base Price shall be decreased by the following amounts:

(i)        the Allocated Value of any Subject Interest sold prior to the Closing to the holder of a preferential right pursuant to Section 3.07;

(ii)       all downward Base Price Adjustment for Title Defects and Environmental Defects determined in accordance with Article III and Article IV;

(iii)      any other amount provided for in this Agreement or agreed upon by Buyer and Seller;

(iv)      Eight Hundred Fifty Thousand Three Hundred Dollars ($850,300) the acreage value for the Monroe 39R #2 Well (which shall be paid pursuant to Section 13.01(j); and

(v)      any amounts held in suspense by Seller in relation to the Assets.

(c)       The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Base Price Adjustments.”

Section 10.03    Closing Statement.  Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Base Price Adjustments taking into account the foregoing principles (the “Statement”).  At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Base Price Adjustments reflected on the Statement.

Section 10.04    Actions of Each Party at the Closing.  At the Closing, each Seller shall:

(a)      execute, acknowledge, and deliver to Buyer the Assignment (the “Assignment” shall be in the form shown in Exhibit H to this Agreement) and such other instruments (in form and substance mutually agreed upon by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer;

(b)      execute, acknowledge and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to the Closing Date;

(c)       deliver to Buyer possession of the Assets;

(d)       execute and deliver to Buyer an affidavit attesting to its non-foreign status;

(e)       execute and deliver to Buyer appropriate change of operator forms on those Assets operated by Seller;

(f)       deliver to Buyer an accounting of any amounts held by Seller in suspense relating to the Assets as reflected in Section 10.02(b)(iv); and

(g)      execute, acknowledge, and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

(h)      At the Closing, Buyer shall:

(i)      deliver to Seller the Purchase Price (as adjusted pursuant to the provisions hereof and less the Holdback Amount) by wire transfer to an account designated in writing by Eagle Oil & Gas Co. provided, however, at Closing if Buyer shall pay the adjusted Purchase Price to Eagle Oil & Gas Co. (as Seller’s agent and without any further liability or obligation of Buyer with respect to handling of the funds by Eagle Oil & Gas Co. or the distribution of the funds by Eagle Oil & Gas Co. among each individual Seller); alternatively Buyer shall pay any Seller directly who gives written directions for such payment to Buyer and to Eagle Oil & Gas Co. at least five (5) Business Days prior to Closing and provided that all Sellers have executed and delivered to Buyer a written closing statement approving the allocation of any funds to be paid among the various Sellers;

(j)        take possession of the Assets; and

(k)      execute, acknowledge, and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI
Termination

Section 11.01    Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)       by mutual written consent of the Parties;

(b)      by Seller on the Closing Date if the conditions set forth in Article VII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)      by Buyer on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d)      by Seller if the Closing shall not have occurred on or before December 28, 2011;

(e)      by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(f)       by either Party if (i) the aggregate amount of the Base Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all uncured Title Defects (net of the aggregate amount of the Base Price Adjustments for all Title Benefits agreed by the Parties) plus (ii) the aggregate amount of the Environmental Defect Values agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to all Environmental Defects, exceeds fifteen percent (15%) of the Purchase Price;

(g)      by Buyer in accordance with Section 13.04(c); or

(h)      as otherwise provided herein;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if such Party is at such time in material breach of any provision of this Agreement.  Seller’s Representative shall act for all Sellers in making elections under this Section.  Any Seller may, by giving five (5) day’s advance written notice of its intent to do so to Buyer and Eagle Oil and Gas Co., choose to act for itself in this regard.

Section 11.02    Effect of Termination.  In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Section 11.03, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Section 11.03    Termination Damages.

(a)       If all conditions precedent set forth in Article VII to the obligations of Seller to Close have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date solely because of the failure of Buyer to perform any of its material obligations hereunder or the breach of any representation herein by Buyer, and Seller exercises its option to terminate pursuant to Section 11.01(b) or (d), above, then Seller shall retain the Deposit as liquidated damages on account of Buyer’s failure to perform its obligations under this Agreement or Buyer’s breach of any representation under this Agreement, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform or breach.  Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)      If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Closing Date, for any reason other than as set forth in either Subsection (a) or (c) of this Section, then Seller shall return the Deposit to Buyer in immediately available funds within three (3) Business Days after the event giving rise to such payment to Buyer, whereupon neither Buyer nor Seller shall any further obligation hereunder.

(c)       If all conditions precedent set forth in Article VIII to the obligations of Buyer to Close have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date solely because of the failure of Seller to perform any of its material obligations hereunder or the material breach of any representation herein by Seller, and then in addition to Seller returning the Deposit to Buyer as provided Buyer may recover its actual damages or, alternatively, seek specific performance, provided, that in no event shall either party be entitled to recover either consequential damages or punitive damages from the other in any action relating to or arising under this Agreement.

Section 11.04   Attorneys’ Fees, Etc.  If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including, without limitation, reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.  Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XII
Post Closing Obligations

Section 12.01    Allocation of Expense and Revenues.

(a)       Provided that the Closing occurs, appropriate adjustments shall be made between Buyer and Seller so that (i) Buyer will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets (provided that no payment received by a Seller as operator of an Asset from any other working interest owner of that Asset shall constitute such revenue) from and after the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time, which shall be borne by Buyer, including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements (regardless of whether Seller or an affiliate of Seller serves as operator prior to the Closing), and (ii) Seller will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all applicable production, severance, and similar taxes, and net of all costs and expenses that are incurred in the ownership or operation of the Assets prior to the Effective Time, which shall be borne by Seller.

(b)      In addition to the foregoing, the Seller will be paid (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including, without limitation, rentals and insurance premiums, insofar as such prepaid costs relate to periods of time after the Effective Time; (ii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter on the Closing Date; (iii) all costs incurred by Sellers in connection with its operation of the Assets pursuant to Section 13.01, including specifically, any costs incurred by Sellers in connection with the activities identified on Schedule 13.01(a), whether incurred before or after the Effective Time, and any costs incurred by Sellers in connection with activities identified on Schedule 13.01(h).  The Parties agree that the amounts payable to Seller under this Subsection (b)(iii) shall be computed without duplication of costs deducted from Buyer’s revenue pursuant to Subsection (a)(i) of this Section or amounts constituting upward adjustments to the Base Price pursuant to Section 10.02(a)(ii), provided that if the total amount of such upward adjustments pursuant to such Section 10.02(a)(ii) exceed the actual costs incurred by Seller prior to Closing in respect to such matters then Buyer shall be entitled to a credit for the amount of such excess against any amount otherwise payable to Seller.

(c)      In addition to the foregoing, the Buyer will be paid (i) an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Buyer’s ownership before and after the Effective Time), and (ii) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 14.02.

(d)      All amounts due under this Section 12.01 will be settled in accordance with the final Accounting Statement under Section 12.03.

Section 12.02   Gas Imbalances.  Buyer and Seller agree that the net gas imbalance attributable to the Assets as of the Effective Time is believed to be that which is set forth on Schedule 12.02 (the “Agreed Imbalance”), notwithstanding that the actual imbalance may be less or greater.  Buyer and Seller shall verify the actual net gas imbalance in the post-closing accounting and any imbalance shall be accounted for between the Parties at the price of Four Dollars and Fifty Cents ($4.50) per MCF but only as to those volumes which exceed or are less than the Agreed Imbalance, reduced for royalties and severance taxes as to the agreed amount of overproduction obligations or underproduction entitlements.  Such settlement shall be final and neither Party thereafter shall make claim upon the other concerning the gas imbalances of the Assets.

Section 12.03    Final Accounting Statement.

(a)      On or before ninety (90) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing (“Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date and the allocation of revenues and expenses as determined in accordance with Section 12.01.  To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Accounting Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit.  The Accounting Statement shall become final and binding upon the Parties on the thirtieth (30th) calendar day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.  Notwithstanding the foregoing, settlement among the Parties for ad valorem taxes shall be determined when rendered by the applicable taxing authorities subject to final determination.

(b)      Within five (5) Business Days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller in immediately available funds the net amount due.  To the extent any amount is due Seller from Buyer in connection with the Final Settlement, Buyer shall pay such amount to Eagle Oil & Gas Co. (as Seller’s agent and without any further liability or obligation of Buyer with respect to handling of the funds by Eagle Oil & Gas Co. or the distribution of the funds by Eagle Oil & Gas Co. among each individual Seller) alternatively Buyer shall pay any Seller directly who gives written directions for such payment to Buyer and to Eagle Oil & Gas Co. at least five (5) Business Days prior to the date of such payment and provided that all Sellers have executed and delivered to Buyer a written closing statement approving the allocation of any funds to be paid among the various Sellers. For purposes of this Agreement, the term “Final Statement” shall mean (i) the revised Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Statement reflecting such resolutions, which the Parties shall issue, or cause the Independent Expert or arbitrators to issue, as applicable, following such resolution.

Section 12.04    Further Cooperation.  Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within five (5) Business Days after the later of the Closing or the Post Closing Examination Period, as the case may be, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 17.03.

After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Article XIII
Operation of the Assets

Section 13.01    Operations after Effective Time.  Each Seller shall, from and after the date hereof until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, exercise reasonable diligence to do the following:

(a)      Seller shall operate the Assets in the usual, regular and ordinary manner consistent with past practice, which shall include the conduct of drilling and completion activities substantially in accordance with the schedule shown on Schedule 13.01(a), attached hereto, provided that certain of those operations will have been commenced prior to the Effective Time.  As to each activity listed on Schedule 13.01(a) an AFE is attached to that schedule.  Not less than five (5) calendar days prior to Closing Seller shall provide to Buyer, in writing, a good faith estimate of the amount of each of those AFEs that it will have incurred prior to Closing.

(b)      Seller shall maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Seller.

(c)      Seller shall, except as appropriate regarding actions taken pursuant to Section 13.01(a) or (h), not enter into a material contract, or materially amend or change the terms of any such contract that would involve individual commitments of more than One Hundred Thousand Dollars ($100,000.00).

(d)      Seller shall not plug or abandon any well located on the Assets without Buyer’s prior written consent.

(e)      Seller shall not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of Equipment that is no longer necessary in the operation of the Assets or for which replacement Equipment has been obtained.

(f)       Subject to Subsection (h) of this Section, below, Seller shall preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the Assets.

(g)      Except as appropriate regarding actions taken pursuant to Section 13.01(a), Seller shall submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the Assets that involve individual commitments of more than One Hundred Thousand Dollars ($100,000.00).

(h)      Schedule 13.01(h) constitutes a list of all Leases the terms of which will expire between the Effective Time and January 31, 2012.  As to each Lease Seller has provided an estimate of the cost necessary to extend, renew, or replace each such Lease.  Unless otherwise instructed by Buyer, Seller shall undertake to extend, renew, or replace each such Lease.  No fewer than five (5) calendar days prior to Closing Seller shall provide to Buyer, in writing, a good faith estimate of the amount of each of those estimated costs that it will have incurred prior to Closing.

(i)      Seller shall obtain Buyer's written approval prior to voting under any operating, joint venture, partnership or similar agreement.

(j)       Notwithstanding anything elsewhere provided herein, the Parties agree that the conveyance executed at Closing shall not include the Leases insofar as they affect the 320 acre unit for the Monroe 39 #2R Well, being the East half of Section 39, H&G N RR survey, Block 6, Reeves County, Texas.  Seller will continue as operator of that acreage for the purpose of drilling the referenced well pursuant to the AFE included in Schedule 13.01(a).  Buyer shall have the right to determine the design and specifications for the well, provided that changes in design may require adjustments to the AFE.  Seller will undertake to drill, complete, and equip such (replacement) well as a well capable of production in paying quantities.  Upon the successful accomplishment of such operation Seller will execute a conveyance in substantially the form attached as Exhibit H to Buyer of the Leases insofar as they cover such unit and the well as so drilled and Buyer will pay to Seller the acreage value for such well as specified in Section 10.02(b)(iv) plus the actual costs incurred by Seller in drilling, completing, and equipping such well.  Such assignment shall be effective upon completion of the described operations such that all production from the well shall be attributable to Buyer.  Such assignment shall further provide that Seller shall retain all liability for and indemnify Buyer against Claims arising from its conduct of the operations contemplated by this Section.  Such operation shall be conducted on the same basis as provided herein for other operations pursuant to this Section 13.02 despite the fact that it may not be commence until after Closing.  Buyer’s obligation to buy such well and associated leasehold shall expire if Seller has not successfully drilled, completed, and equipped such well and tendered such conveyance prior to December 31, 2012.  Seller shall not be obligated to sell such well and the associated leasehold to Buyer if the result of its doing so would be to impede its assertion of its claim against its insurer resulting from the blow-out of the previous well on such unit.

Seller shall operate the Assets from the Effective Time until Closing without compensation by Buyer (provided, however, that Eagle Oil and Gas Co., as operator under certain joint operating agreements shall be entitled to collect operating overhead charges with respect to the interests of the other working interest owners).

Section 13.02   Limitations on the Operational Obligations of Seller

(a)      From and after the date of execution of this Agreement and until the Closing, and subject to the provisions of applicable operating and other agreements, Seller shall use its reasonable efforts to operate the Assets and use its reasonable efforts to cause any other operators to operate and administer the Assets in a manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b)      Buyer acknowledges that each Party that is a Seller owns undivided interests in some or all of the Assets, and Buyer agrees that the acts or omissions of any one or more of the respective Sellers or the other working interest owners shall not constitute a violation of the provisions of this Article XIII by a Party Seller who is not itself in violation, nor shall any action required by a vote of working interest owners constitute such a violation so long as such a Party Seller has voted its interests in a manner that complies with the provisions of this Article XIII.  To the extent that Seller is not the operator of any of the Assets, the obligations of Seller in this Article XIII shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(c)       In no event shall Seller’s liability to Buyer regarding the operation of any of the Assets pursuant to this Article XIII exceed that of the operator to a non-operator under any joint operating agreement applicable to such Asset nor, absent any such applicable joint operating agreement, shall it extend to any failure in such regard by Seller other than its gross negligence or willful misconduct.  In no event shall such liability exceed the Allocated Values of the affected Assets.

Section 13.03    Operation of the Assets After the Closing.  It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing.  Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition if Buyer becomes the operator. Without implying any obligation on Seller’s part to continue operating any Assets after the Closing, if Seller elects to continue to operate any Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Buyer shall conduct or cause to be conducted all operations on the Assets after Closing in a good and workmanlike manner and in compliance with all applicable laws, rules, regulations and agreements.  Notwithstanding anything to the contrary contained herein, within five (5) Business Days after Closing, Seller will transfer and assign to Buyer operating rights of the Assets under any applicable operating agreement, vote in favor of Buyer as operator of the Assets under any applicable operating agreement, and otherwise resign as operator of any wells within the Assets that Seller currently operates.

Section 13.04    Casualty Loss.

(a)      Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing, including, without limitation, with respect to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of wells, and the depreciation of personal property.

(b)      If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, Seller shall provide written notice of such event to Buyer and this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 13.04(c).

(c)      Notwithstanding Section 13.04(a), in the event of any loss described in Section 13.04(b), at the Closing, Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of the destruction or taking of such Assets (up to the Allocated Value thereof), including, without limitation, any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any Claims, causes of action, unpaid proceeds or other payments from Third Parties, including, without limitation, any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Section 13.04, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets. Notwithstanding anything to the contrary contained in this Section 13.04, should the uncompensated loss exceed fifteen percent (15%) of the Base Price, Buyer shall have the option to terminate this Agreement in which event Seller shall return the Deposit to Buyer within three (3) Business Days after such termination.

(d)      The Parties recognize that prior to the Effective Time and during operations for the drilling and completion of the Monroe 39 #2H Well (API# 42-389-32906) a blowout occurred.  Any insurance proceeds payable as a result of that occurrence shall be the property of Seller and any cause of action relating thereto and in favor of Seller shall remain the property of Seller.

Section 13.05   Operatorship.  Within five (5) Business Days after Closing, Seller will send out notifications of its transfer or resignation as operator for all Wells Seller currently operates and is selling to Buyer pursuant to this Agreement.  Seller makes no representation and/or warranty to Buyer as to the transferability or assignability of operatorship of such Wells.  Buyer acknowledges that the rights and obligations associated with such wells are governed by applicable agreements and that operatorship will be determined by the terms of those agreements.

Article XIV
Obligations and Indemnification

Section 14.01   Retained Obligations.  Provided that the Closing occurs, Seller shall retain (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Subject Interests accruing prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time; (c) all liability of Seller to Third Parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time retained by Seller under Section 9.02; and (e) all litigation existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time (collectively, the “Retained Obligations”).  Specifically excluded from the Retained Obligations is any duty, obligation, or liability arising from or relating to any Environmental Defect or any Permitted Encumbrance except obligations agreed to be retained by Seller pursuant to Section 3.02(b)(ii) and (iii).  Specifically included as a Retained Obligation is any Claim or obligation relating to the Monroe 39-2H Well, API # 42-389-32906.  Except as to any matter that is the subject of a Claim for indemnification by Buyer delivered in accordance with Section 14.05, below, effective two (2) years after the Closing all Retained Obligations except for those described in Sections 14.01(c), (d) and (e) shall become Assumed Obligations.  The Retained Obligations described in Sections 14.01(c), (d) and (e) and the Retained Obligation relating to the Monroe 39-2H Well shall never become Assumed Obligations and shall not be subject to any deductible applicable to Seller’s indemnity of Buyer.

Section 14.02    Assumed Obligations.  Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof attributable to the period after the Effective Time, and all duties, obligations, and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof attributable to the period before the Effective Time other than the Retained Obligations including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases, Equipment, Intangible Rights, or Subject Interests comprising part of the Assets, (b) gas imbalances, subject to Section 12.02 above, (c) suspense accounts, (d) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom, (e) the condition of the Subject Interests, if such condition arose after the Effective Time, (f) obligations to properly plug and abandon or re-plug or re-abandon or remove Wells, flowlines, gathering lines or other facilities, Equipment or other personal property or fixtures comprising part of the Assets, (g) obligations to restore the surface of the Subject Interests and obligations to remediate or bring the Subject Interests into compliance with applicable Environmental Laws (including, without limitation, conducting any remediation activities that may be required on or otherwise in connection with activities on the Subject Interests), and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).  Under the circumstances specified in Section 14.01, above, certain Retained Obligations shall become Assumed Obligations.  All of the Assumed Obligations are assumed by Buyer REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE ORDINARY NEGLIGENCE OR STRICT LIABILITY OF ANY SELLER, BUT EXCLUDING THE GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF ANY SELLER.

Section 14.03    Buyer’s Indemnification.  If the Closing occurs then, regardless of any investigation made at any time by or on behalf of any Party or any information any Party may have and regardless of the presence or absence of insurance, Buyer shall release, defend, indemnify and hold harmless each Seller, its partners, affiliates, parents, and subsidiaries and its and their respective officers, directors, employees, agents, partners, representatives, members, managers, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including, without limitation, fines, penalties, exemplary damages, court costs and attorneys’ fees and other litigation expenses) (collectively, the “Losses”) as a result of, arising out of, or related to the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES BUT EXCLUDING THE GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF ANY SELLER.

Section 14.04   Sellers’ Indemnification.  If the Closing occurs, Sellers shall release, defend, indemnify and hold harmless Buyer, its partners, affiliates, parents, and subsidiaries and its and their respective officers, directors, employees, agents, partners, representatives, members, managers, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Claims as a result of, arising out of, or related to the Retained Obligations. However, notwithstanding the generality of the foregoing, Sellers’ indemnification obligation under this Section 14.04 shall only apply if Buyer has  provided Seller with written notice, conforming to the standards provided in Section 14.05, below,  claiming indemnification as to such Claim within two (2) years of the Closing.  Further, all of Sellers’ obligations hereunder to indemnify any Buyer Indemnitees shall be aggregated and Seller shall only be obligated to make payments regarding any such Claims when and to the extent that the aggregate amount of such Claims exceeds one and one half percent (1 1/2%) of the Purchase Price.

Section 14.05    Notices and Defense of Indemnified Matters.  Each Seller Indemnitee or Buyer Indemnitee, as the case may be (an “Indemnified Party”), shall promptly notify the other Party (the “Indemnitor”) of any matter of which it becomes aware and for which it is entitled to indemnification from the Indemnitor under this Agreement. The notice shall include copies of any pleading or other written notice or demand received by the Indemnified Party. The Indemnitor shall be obligated to defend, at its sole expense, any litigation or other administrative or adversarial proceeding against the Indemnified Party relating to any matter for which the Indemnitor has agreed to indemnify and hold the Indemnified Party harmless under this Agreement. However, the Indemnified Party shall have the right to participate with the Indemnitor in the defense of any such matter at its own expense. No such Claim shall be compromised or settled by either the Indemnitor or the Indemnified Party, as applicable, in any manner that admits liability on the part of the other Party or that might otherwise adversely affect the interest of such other Party without the prior written consent of such other Party, which consent will not be unreasonably withheld or delayed. As a condition precedent to indemnification under this Agreement, the Indemnified Party shall assign to the Indemnitor, and the Indemnitor shall become subrogated to, all rights and Claims, up to the amount of indemnification, of the Indemnified Party against Third Parties arising out of or pertaining to the matters for which the Indemnitor shall provide indemnification.  The amount of the Indemnified Party’s Claim for indemnification shall be reduced by the amount of any insurance reimbursement paid to the Indemnified Party pertaining to the Claim.

Article XV
Limitations on Representations and Warranties

Section 15.01    Disclaimers of Representations and Warranties by Sellers and of Reliance by Buyer.  The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT:

(a)      BUYER ACKNOWLEDGES AND AGREES THAT:

(i)       NO SELLER IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, IN RESPECT OF THE ASSETS, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO:

(A)   MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE ASSETS, INCLUDING WITHOUT LIMITATION, ANY PERSONAL PROPERTY;

(B)   CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, INCLUDING WITHOUT LIMITATION, ANY PERSONAL PROPERTY;

(C)   freedom from defects of the Assets, including without limitation, any personal property;

(D)   the production rates of the Wells, the quantity or nature of the hydrocarbon reserves, if any, associated with the Assets, the prices at which Hydrocarbons have been or may be sold, the existence of drilling or recompletion opportunities associated with the Assets, gas imbalances, or the costs, incurred or to be incurred, for developing or operating the Assets;

(E)   the accuracy of any Exhibit hereto;

(F)   the accuracy or completeness of any information memoranda, Documents, projections, valuations, material or other information (engineering, geological, market, financial, or otherwise) regarding the Assets furnished to Buyer or its representatives or made available to Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form (written or oral) in expectation of or in connection with the negotiation or execution of this Agreement or regarding the transactions contemplated hereby, or in respect of any other matter or thing whatsoever.

(ii)     NO OFFICER, DIRECTOR, MANAGER, PARTNER, MEMBER, AGENT, CONTRACTOR, REPRESENTATIVE, OR EMPLOYEE OF ANY SELLER HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES, OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED;

(b)     BUYER SPECIFICALLY AGREES THAT ANY INFORMATION OR MATERIAL PROVIDED TO IT REGARDING THE ASSETS, THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED HEREBY BY ANY SELLER OR BY ANY PERSON ACTING OR PURPORTING TO ACT FOR ANY SELLER EITHER PRIOR TO THE EXECUTION HEREOF OR SUBSEQUENT TO THE EXECUTION HEREOF BUT BEFORE CLOSING, WHETHER OR NOT IN RESPONSE TO ANY INQUIRY BY BUYER, WAS OR WILL BE PROVIDED SOLELY FOR THE CONVENIENCE OF BUYER.  BUYER AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH INFORMATION.  BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY SELLER TO SUPPLEMENT OR CORRECT ANY SUCH INFORMATION.  FURTHER, BUYER AGREES THAT NO SELLER MAKES ANY REPRESENTATION REGARDING THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR MATERIAL SO PROVIDED, BUT RATHER BUYER REPRESENTS AND AGREES THAT IT HAS MADE OR WILL MAKE ANY INDEPENDENT INVESTIGATION, INCLUDING PHYSICAL INSPECTIONS, IT DEEMS APPROPRIATE TO CONFIRM THE ACCURACY AND COMPLETENESS OF ANY SUCH INFORMATION.

(c)      BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON AND AGREES THAT IT WILL NOT RELY UPON ANY ASSERTIONS OF FACT, EXPRESSIONS OF OPINION, REPRESENTATIONS, OR WARRANTIES (EXCEPT THOSE MADE IN ARTICLE V HEREOF) THAT MAY HAVE BEEN MADE BY ANY SELLER OR ANY PERSON ACTING OR PURPORTING TO ACT FOR ANY SELLER, AND ACKNOWLEDGES AND AGREES THAT EACH SELLER HAS SPECIFICALLY DISCLAIMED AND DOES HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER ASSERTIONS OF FACT, EXPRESSIONS OF OPINION, REPRESENTATIONS, OR WARRANTIES MADE.

(d)      BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY SELLER TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE MADE PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT.

(e)      SELLERS ARE SELLING AND BUYER IS BUYING THE ASSETS, INCLUDING WITHOUT LIMITATION, ANY PERSONAL PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.”  BUYER HEREBY WAIVES ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE REGARDING THE ASSETS.

(f)       SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.02   Independent Investigation.  Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article V, and not on any other statements, representations, or warranties of Seller or any other person or entity apart from this Agreement.

Section 15.03   Survival.  The representations, warranties, covenants and obligations of Buyer under this Agreement shall survive the Closing for a period of six (6) months from the Closing, except for the Assumed Obligations as set forth in this Agreement.  The representations, warranties, covenants and obligations of Seller under this Agreement shall survive the Closing for a period of six (6) months from the Closing, except for the Retained Obligations.

Article XVI
Dispute Resolution

Section 16.01   General.  Any and all Claims, Disputes, controversies or other matters in question arising out of or relating to title issues, environmental issues, or calculation of the Statement or revisions thereto (all of which are referred to herein as “Disputes” which term shall not include any other disputed claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02   Senior Management.  If a Dispute occurs that the Parties have been unable to settle or agree upon within a period of fifteen (15) calendar days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior managers, to meet at a mutually agreed time and place not later than thirty (30) calendar days after the Dispute has arisen to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) calendar days after such meeting, or if such meeting has not occurred within forty-five (45) calendar days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03    Dispute by Independent Expert.

(a)      Each Party shall have the right to submit Disputes regarding title issues, environmental issues, or calculation of the Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b)      Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Texas Arbitration Act and the Rules of the American Arbitration Association to the extent such Rules do not conflict with such Texas Arbitration Act or the provisions of this Agreement. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c)       The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer.

(d)      Any arbitration hearing held pursuant to Section 16.03 shall be held in Dallas, Texas

Section 16.04   Limitation on Arbitration.  ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY A COURT OF COMPETENT JURISDICTION, UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

Article XVII
Miscellaneous

Section 17.01   Names.  As soon as reasonably possible after the Closing, but in no event later than forty-five (45) calendar days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including, without limitation, operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 17.02  Expenses.  Each Party shall be solely responsible for all expenses, including, without limitation, due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.03    Document Retention.  As used in this Section 17.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, without limitation: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

Section 17.04   Entire Agreement.  This Agreement contains the entire agreement of the Parties respecting the sale and purchase of the Assets and supersedes all prior agreements among the parties respecting the sale and purchase of the Assets. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Assets exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The Parties each acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.  All Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Assets shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the Parties agree that neither Party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 17.05    Exclusive Remedies.  Following the execution of this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the sale and purchase of the Assets shall be the remedies specifically provided in this Agreement and no person will have any other entitlement, remedy, or recourse, whether in contract, tort, or otherwise, it being agreed that all of such other remedies, entitlements, and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by law.

Section 17.06    Non-recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.  No person who is not a named party to this Agreement, including without limitation any director, officer, employee, incorporator, member, manager, partner (either general or limited), stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.  Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 17.07   Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.08   Publicity.  Neither Seller nor Buyer will issue any public announcement or press release concerning this transaction without the written consent of the other Party (except as required by law and in such case with prior written agreement between the Parties on the wording of the announcement or press release).

Section 17.09   Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 17.10    No Third Party Beneficiaries.  Except as provided in Sections 14.04, 14.05, and 17.06, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

Section 17.11    Assignment.  Prior to Closing, neither Party may assign or delegate  any of its rights or duties hereunder without the prior written consent of the other Party and any  assignment made without such consent shall be void; provided, if Closing occurs Buyer may  assign, sell, or transfer the Leases, Lands, Contracts or Assets, in whole or in part, to any person or entity without consent from anyone in its sole discretion, provided that no such assignment, sale or transfer by Buyer shall relieve Buyer of any liability hereunder.  Except as otherwise  provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 17.12    Governing Law.  This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.  The Parties agree to venue in Dallas County, Texas.

Section 17.13    Notices.  Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	Eagle Oil & Gas Co. 5950 Berkshire Lane Suite 1100 Dallas, Texas 75225-5854 Attn: Pat S. Bolin Telephone: (214) 369-1545 Fax: (214) 369-2217 a Texas corporation

Eagle Wolfbone Energy Partners, LP
By: Eagle Wolfbone, LLC, its general partner
5950 Berkshire Lane
Suite 1100
Dallas, TX  75225-5854
Attn:  Pat S. Bolin
Telephone:  (214) 369-1545
Fax:  (214) 369-2217
a Texas limited partnership

Eagle Oil & Gas Partners, LLC
By: Eagle Oil & Gas Co. under Management Agreement dated April 2, 2007
5950 Berkshire Lane
Suite 1100
Dallas, TX  75225-5854
Attn:  Pat S. Bolin
Telephone:  (214) 369-1545
Fax:  (214) 369-2217
a Delaware limited liability company

Cheyenne Petroleum Company
a New York limited partnership
By:  Cheyenne International Corporation
        Managing General Partner
14000 Quail Springs Parkway
Ste. 2200
Oklahoma City, OK  73134
Telephone:  (405) 936-6220
Fax:  (405) 936-6246
a New York limited partnership

Mithrail Holdings, LLC 7500 Turtle Creek Blvd. Dallas, TX 75225-7436 Telephone: (214) 213-5530 a Texas limited liability company

Buyer:	Comstock Oil & Gas, L.P. 5300 Town and Country Blvd., Suite 500 Frisco, TX 75034 Attention: D. Dale Gillette General Counsel and Vice President of Land Telephone: 972-668-8880 Fax: 972-668-8882

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, Eagle Oil & Gas Co. shall act as agent for all other Sellers with respect to all  communications, elections, and options of Seller provided for herein and Buyer may rely upon any  such communication from, to or with Eagle Oil & Gas Co. as being made on behalf of and binding upon all Sellers in regard to those matters (when acting in such capacity “Seller’s Representative”).  Provided, however, except as to matters addressed in Articles III and IV, above, any Seller may elect to act for itself by giving five (5) Business Days written notice of such election to Buyer and Eagle Oil & Gas Co.

Section 17.14    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.15    Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 17.16   Counterpart Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 17.17    Several Liability.  Except as otherwise expressly stated herein, the representations, warranties, covenants, obligations and liabilities shall be several and not joint.

Section 17.18    Singular and Plural Terms, Enumeration, Number, Gender, and Disjunction.  Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Words denoting gender shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate. Specific enumeration shall not exclude the general but shall be construed as cumulative.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise specifically indicated.  The disjunctive word “or” is used in its inclusive sense unless otherwise specifically indicated.

Section 17.19    Headings.  The Article and Section Headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

Section 17.20    Executing Parties Bound.  This Agreement is binding on Buyer and all executing Sellers, even if not all Sellers execute this Agreement.  In the event that some Sellers do not execute this Agreement the Base Price shall be adjusted downward based on the interests of the non-executing Sellers as reflected on Exhibits A, A-1 and B and the Allocated Values of the relevant properties.

[ Signature Pages to Follow ]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

EAGLE OIL & GAS CO.

By:  /s/ PAT S. BOLIN
Printed Name:  Pat S. Bolin
Title:  Chief Executive Officer

EAGLE WOLFBONE ENERGY PARTNERS, L.P.
By: Eagle Wolfbone, L.L.C., its general partner

By:  /s/ PAT S. BOLIN
Printed Name: Pat S. Bolin
Title: Manager

EAGLE OIL & GAS PARTNERS, L.L.C.
By:  Eagle Oil & Gas Co. under Management Agreement dated April 2, 2007

By:  /s/ PAT S. BOLIN
Printed Name:  Pat S. Bolin
Title:  Chief Executive Officer

CHEYENNE PETROLEUM COMPANY
a New York limited partnership
By:  Cheyenne International Corporation, its
        managing general partner

By:  /s/ STEPHEN A. IVES
Printed Name:  Stephen A. Ives
Title:  Vice President

MITHRAIL HOLDINGS, L.L.C.

By:  /s/ C.A. LUNDBERG
Printed Name:  C.A. Lundberg
Title:  President

BUYER:

COMSTOCK OIL & GAS, LP
By:       Comstock Oil & Gas GP, LLC
             Its General Partner
By:       Comstock Resources, Inc.
             Its Sole Member

By: /s/ M. JAY ALLISON
      M. Jay Allison, President and CEO